Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement, pertaining to the New York & Company, Inc. Amended and Restated 2002 Stock Option Plan and the 2006 Long-Term Incentive Plan, of our report dated March 16, 2006 with respect to the consolidated financial statements and schedule of New York & Company, Inc. and subsidiaries, and our report dated March 16, 2006 with respect to the New York & Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of New York & Company, Inc. included in the Annual Report (Form 10-K) for the year ended January 28, 2006, filed with the Securities & Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

October 3, 2006